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                                                                   EXHIBIT 10.10



January 28, 2000



Mr. Bud Mullanix



Dear Bud:

OSI is pleased to confirm our offer of employment to you for the position Vice President, Human Resources, in our Folsom location. In this position you will be reporting to me for a period not to exceed 90 days, after which you will report to our Co-Chief Executive Officers. Your anticipated start date will be February 14, 2000.

   Base Salary:     $130,000 per year.
   Incentive Plan:  OSI's standard Executive Compensation Plan, which currently is structured to pay out 50% of base at target performance.

Option Grant.  At the first meeting of the Board of Directors after your hire
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date, and subject to approval of the Board, you will be granted an option to purchase 50,000 shares of OSI's common stock. The option price will be the Fair market Value of OSI stock on the date the Board approves your grant. Options will vest over 4 years from the grant date, as follows: as long as you continue to meet the vesting requirements in our Option Plan, your right to acquire 25% of the shares under option will vest 12 months after the grant date, and your right to acquire 1/48 of the shares under option will vest each month thereafter. Vesting will be tolled when you are on a leave of absence except as otherwise required by law. This is a general summary. The actual terms of option grants are as set forth in the Option Plan and Grant Agreement, both of which that will be given to you at the time your grant is approved.

Standard Benefits.  Insurance benefits will be effective on the first day of the
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month following completion of 30 calendar days of employment.  During your first year, you will earn three weeks of vacation/sick time in accordance with our standard policies. You may contribute any amount of your before tax compensation, subject to the limits imposed by the Internal Revenue Service, to the OSI 410(k) Plan. You may also participate in the OSI Employee Stock
Purchase Plan beginning with the first Plan enrollment date after you begin work. Enrollment dates for the ESPP are April 30 and October 31. Finally, based on our success and profitability, you may receive the benefit of discretionary contributions to the OSI Profit Sharing Plan. Provided you satisfy the eligibility requirements of that Plan (currently, completion of 90 days of employment and over 1000 hours of service in a Plan year, which runs from July 1 through June 30), contributions are made at the end of each fiscal year.

Notwithstanding the above, during the period from the commencement of your employment with OSI through your eligibility for coverage under OSI's standard insurance benefits, we will reimburse you for any amounts that are actually paid by you to obtain extended COBRA coverage for your insurance benefits at your current employer.

Severance Agreement.  Promptly following your employment, OSI will enter into
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its standard Severance Agreement with you.  This Agreement provides for certain salary continuation and other benefit in the event OSI has a Change in Control, as more particularly defined. A copy of that Agreement is attached.
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Bud Mullanix
January 28, 2000
Page 2


Representations.  As a condition to our offer of employment, you represent and
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acknowledge that (1) your resume and employment application are complete and accurate and do not contain any material misstatements, and (2) you have not been convicted of any crime or found liable criminally or civilly for any action or omission involving fraud, dishonesty or moral turpitude.

Contingencies.  We reserve the right to investigate your prior employment
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history, personal references and educational background, as well as other relevant information that is reasonably available to us. We may also review your credit report, driving record and criminal background. Consistent with legal requirements, your offer of employment is contingent on a satisfactory background check. Under the Immigration and Naturalization Act of 1986, your offer is also contingent on your ability to provide proof of your right to work and your completion of an INS Form I-9.

Legal Matters.  Please not that, as a condition of employment, you mist enter
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into an agreement to arbitrate all disputes arising out of or related to your employment. This includes any issues related to the termination of your employment and any claims of unlawful discrimination or unlawful harassment, including sexual harassment. Only an arbitrator, and not a judge or a jury, will hear these disputes. In addition, you must sign the attached Employee Invention Agreement.

General.  Your employment at OSI will be governed by the traditional legal
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principals of employment at will.  Both you and OSI have the right to terminate the employment relationship at any time, with or without notice and with or without cause. Except for the policies of at-will employment and mandatory arbitration, we reserve the right to modify the terms and conditions of your employment, including your compensation and your benefits. You agree at all times to comply with OSI's policies communicated to you and with all applicable laws, regulations, codes and ordinances.

OSI is eager for you to join us and encourage you to accept this rewarding and challenging opportunity. We would appreciate your signing this letter below and returning it to the undersigned as soon as possible, along with your signed Employee Invention Agreement, your signed acknowledgement of our Alternative Dispute Resolution Policy and your completed I-9. Please return copies of supporting identification(s) specified on the Form I-9 or be prepared to provide them on your first day of employment.

This letter contains all of the details relating to our offer of employment. No one has the authority to modify or add new terms or conditions without the signed approval of an OSI officer. Please feel free to contact me at (916) 353-2400, extension 2773, if you have any questions or concerns. This offer will be rescinded within seven working days if no reply is received.

Sincerely,                           Accepted by:



/s/ Philip N. Cardman                /s/ Bud Mullanix
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Philip N. Cardman                            Bud Mullanix               Date
Vice President